Exhibit (l)

November 26, 2007

Access Capital Strategies Community Investment Fund, Inc.

419 Boylston Street, Suite 501

Boston, MA 02116

Dear Sirs:

You have requested our opinion in connection with your filing of a Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (Amendment No. 3 under the Investment Company Act of 1940, as amended), for Access Capital Strategies Community Investment Fund, Inc., a Maryland Corporation (the “Company”), and in connection therewith your registration of shares of beneficial interest, with a par value of $.0000001 each, 100,000,000 shares of the Company (the “Shares”).

We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Registration Statement and that the number of shares issued does not exceed the number authorized, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner